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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 of our report dated July 10, 1997, which is included in the Company's Transition Report on Form 10-K for the period ended September 30, 1997, on our audits of the Consolidated Financial Statements and the Consolidated Financial Statement Schedule of Tyco International Ltd. (subsequently renamed Tyco International (US) Inc.) as of December 31, 1996 and for the years ended December 31, 1996 and June 30, 1995, (not presented separately therein). We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
February 17, 1998